UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                            HOME STATE HOLDINGS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    437368103
                              --------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-------------------------                             --------------------------
CUSIP No.  437368103                                       Page 2 of 9 Pages
-------------------------                             --------------------------

-------------------------------------------------------------------------------
1     |      NAME OF REPORTING PERSON
      |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      |
      |
      |      Robert Abidor
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      |                                                                (b) |_|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |
--------------------------------------------------------------------------------
                                   |  5  |  SOLE VOTING POWER
                                   |     |
                                   |     |  30,860
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |  SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |  -0-
            WITH                   |-----|--------------------------------------
                                   |  7  |  SOLE DISPOSITIVE POWER
                                   |     |
                                   |     |  30,860
                                   |-----|--------------------------------------
                                   |  8  |  SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |  -0-
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |     30,860
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES*
    |      N/A
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |     0.5%
    |
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON*
    |      IN
    |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------                             --------------------------
CUSIP No.  437368103                                       Page 3 of 9 Pages
-------------------------                             --------------------------

-------------------------------------------------------------------------------
1     |      NAME OF REPORTING PERSON
      |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      |
      |
      |      Edward D. Herrick
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      |                                                                (b) |_|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |
--------------------------------------------------------------------------------
                                   |  5  |  SOLE VOTING POWER
                                   |     |
                                   |     |  546,725
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |  SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |  20,000
            WITH                   |-----|--------------------------------------
                                   |  7  |  SOLE DISPOSITIVE POWER
                                   |     |
                                   |     |  546,725
                                   |-----|--------------------------------------
                                   |  8  |  SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |  20,000
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |     566,725
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES*
    |      N/A
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |     10.0%
    |
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON*
    |      IN
    |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------                             --------------------------
CUSIP No.  437368103                                       Page 4 of 9 Pages
-------------------------                             --------------------------

-------------------------------------------------------------------------------
1     |      NAME OF REPORTING PERSON
      |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      |
      |
      |      Michael H. Monier
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      |                                                                (b) |_|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |
--------------------------------------------------------------------------------
                                   |  5  |  SOLE VOTING POWER
                                   |     |
                                   |     |  551,950
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |  SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |  5,000
            WITH                   |-----|--------------------------------------
                                   |  7  |  SOLE DISPOSITIVE POWER
                                   |     |
                                   |     |  551,950
                                   |-----|--------------------------------------
                                   |  8  |  SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |  5,000
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |     556,950
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES*
    |      N/A
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |     9.8%
    |
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON*
    |      IN
    |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------                             --------------------------
CUSIP No.  437368103                                       Page 5 of 9 Pages
-------------------------                             --------------------------

-------------------------------------------------------------------------------
1     |      NAME OF REPORTING PERSON
      |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      |
      |
      |      Herrick Partners, L.P.
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      |                                                                (b) |_|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |
--------------------------------------------------------------------------------
                                   |  5  |  SOLE VOTING POWER
                                   |     |
                                   |     |  546,725
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |  SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |  -0-
            WITH                   |-----|--------------------------------------
                                   |  7  |  SOLE DISPOSITIVE POWER
                                   |     |
                                   |     |  546,725
                                   |-----|--------------------------------------
                                   |  8  |  SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |  -0-
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |     546,725
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES*
    |      N/A
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |     9.7%
    |
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON*
    |      IN
    |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)     Name of Issuer:

        Home State Holdings, Inc.

(b)     Address of Issuer's Principal Executive Offices:

        3 South Revmont Drive
        Shrewsbury, New Jersey  07702

Item 2.

(a)     Name of Person Filing:

        See cover pages

(b)     Address of Principal Business Office or, if none, Residence:

        The residence address of Mr. Abidor is 55 Shrewsbury Drive, Rumson, New Jersey 07760. The principal business office of (i) Mr. Monier is 3 South Revmont Drive, Shrewsbury, New Jersey 07702 and (ii) Mr. Herrick and Herrick Partners, L.P. is 181 Maple Street, Stowe, Vermont 05672.

(c)     Citizenship:

        See cover pages

(d)     Title of Class of Securities:

        See cover pages

(e)     CUSIP Number:

        See cover pages

Item 3.

        N/A

Item 4.  Ownership

        See cover sheets. The 30,860 shares owned beneficially by Mr. Abidor are subject to stock options held by Mr. Abidor, which expire on March 6, 1996. 3,750 of the shares owned beneficially by Mr. Monier are subject to warrants owned by Mr. Monier. Mr. Monier disclaims beneficial ownership of 24,157 shares owned by M & M Partners (of which Mr. Monier's two daughters are limited partners). 15,000 of the shares as to which Mr. Herrick has shared voting and dispositive power are owned by The Herrick Family Foundation, of

                                Page 6 of 9 Pages
which Mr. Herrick and his wife are trustees. 5,000 of the shares as to which Messrs. Herrick and Monier have shared voting and dispositive power are owned by Woodhaven Capital Corp. of which such persons are stockholders, officers and directors. Mr. Herrick, as general partner of Herrick Partners, L.P., is deemed to beneficially own the 546,725 shares beneficially owned directly by Herrick Partners, L.P. Such 546,725 shares, the 15,000 shares now owned by the Herrick Family Foundation and 548,200 shares beneficially owned by Mr. Monier were formerly subject to a voting trust agreement, pursuant to which Messrs. Abidor, Herrick and Monier shared voting power as voting trustees until the dissolution of such voting trust on March 7, 1995. Statements on Schedule 13D were filed by
(i) Mr. Monier and (ii) Mr. Herrick and Herrick Partners, L.P. in October 1996. Accordingly, such persons will no longer be reporting their ownership of shares on Schedule 13G.

Item 5.  Ownership of Five Percent or less of a Class

        Mr. Abidor owns less than five percent of the common stock and, accordingly, is no longer required to file a Statement on Schedule 13G. As noted in Item 4, the other persons filing this Statement on Schedule 13G have reported their ownership on Schedule 13D and, therefore, will not be reporting on
Schedule 13G in the future. Accordingly, this Amendment No. 3 is the final
Schedule 13G filing for the reporting persons.

Item 6.  Ownership of More than five Percent on Behalf of Another
Person.

        N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
Company.

        N/A

Item 8.  Identification and Classification of Members of the
Group.

        N/A

Item 9.  Notice of Dissolution of Group

        N/A

Item 10.  Certification

        N/A

                               Page 7 of 9 Pages

                                   SIGNATURES

                After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.


Dated:  February 13, 1997



                              /s/ Robert Abidor
                              ---------------------
                                  Robert Abidor



                              /s/ Edward D. Herrick
                              ----------------------
                                  Edward D. Herrick



                              /s/ Michael H. Monier
                              ----------------------
                                  Michael H. Monier



                             HERRICK PARTNERS, L.P.


                             By:  /s/ Edward D. Herrick
                                  ---------------------------------
                                      Edward D. Herrick




                                Page 8 of 9 Pages

                                   EXHIBIT A

                                   AGREEMENT
                                Filed As Part of
                           STATEMENT ON SCHEDULE 13G
                                 Filed With the
                       SECURITIES AND EXCHANGE COMMISSION


                Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees that the Statement on
Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.

Dated:  February 13, 1997



                              /s/ Robert Abidor
                              ---------------------
                                  Robert Abidor



                              /s/ Edward D. Herrick
                              ----------------------
                                  Edward D. Herrick



                              /s/ Michael H. Monier
                              ----------------------
                                  Michael H. Monier



                             HERRICK PARTNERS, L.P.


                             By:  /s/ Edward D. Herrick
                                  ---------------------------------
                                      Edward D. Herrick



                               Page 9 of 9 Pages